Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

GM FINANCIAL RIGHT NOTES TAKE INTEREST IN RIGHT NOTES As part of the General Motors family, you have the opportunity to personally invest in GM Financial Right Notes®. The program offers higher interest rates than most savings accounts and allows access to your funds at any time with no additional fees or penalties. GET STARTED No investment experience? No problem. Your Right Notes investment is not tied to stock market fluctuations. Interest rates are set by GM Financial and are designed to offer a competitive rate. PUT YOUR MONEY TO WORK Features & Benefits Higher rates than most savings accounts $500 minimum investment 24/7 access to your funds with no additional fee Daily interest automatically reinvested monthly Convenient online enrollment & investment management Additional investments ($50 minimum) are accepted at anytime from a linked bank account Already Invested? Thanks to all who have invested, this growing program has reached over $30 million. Did you know you can make additional investments at any time - including direct from payroll? For more information about the Right Notes investment program, check out our Frequently Asked Questions at rightnotes.com or call 1-844-556-1485. LEARN MORE PLEASE DO NOT REPLY TO THIS MESSAGE. Contact Us | Privacy Policy | Unsubscribe Questions or comments? Replies to this email address cannot be answered. Please contact Customer Service online or by phone at 1-844-556-1485. Hours of Operation Monday - Friday 8 a.m. - 7 p.m. (ET) GM Financial | 801 Cherry St. Suite 3500 | Fort Worth, TX 76102 General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485. GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.